Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into by and between Immucor, Inc., a Georgia corporation with its executive offices at 3130 Gateway Drive, Norcross, Georgia 30071 (herein referred to as “Employer” or the “Company”), and Geoffrey Crouse, residing at P.O. Box 2241 Rancho Santa Fe, California 92067 (herein referred to as “Employee”).

WHEREAS, the parties hereto desire to enter into an agreement for Employer’s employment of Employee on the terms and conditions hereinafter stated.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1. Relationship Established

Employer hereby employs Employee as Vice President and Chief Operating Officer of the Company to perform the services and duties normally and customarily associated with Employee’s position, such duties as may be specified in the Company’s bylaws, and such other duties as may from time to time be specified by the Company’s Chief Executive Officer (the “CEO”) and its Board of Directors (the “Board”). Employee will be retained in such position during the term of his employment under this Agreement, and Employee hereby agrees to perform such services and duties in such capacity.

2. Extent of Services

Employee shall devote substantially all his business time, attention, skill and efforts to the performance of his duties hereunder, and shall use his good faith efforts to promote the success of the Company’s business. Employer recognizes that Employee has agreed to employment at the Company’s offices located in Norcross, Georgia. Should the Company’s executive offices be relocated to, or if Employer otherwise shall require that Employee work at, a place greater than thirty (30) miles from the Company’s executive offices at the address noted above, then Employee shall have the right to terminate his employment hereunder, and such termination shall be deemed to be a termination under Section 3(c) hereof for all purposes hereunder.

3. Term of Employment

Employee’s employment hereunder shall commence on the earlier of August 15, 2009 or an earlier date agreed to by the parties in writing, which agreement will be attached to and will thereupon become part of this Agreement (such earlier date being hereinafter called the “Effective Date”) and shall continue for an initial period of three (3) years (the “Initial Term”) and any Renewal Term (as defined below), unless sooner terminated by the first to occur of the following:

(a) The death or complete disability of Employee. “Complete disability”, as used herein, shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of twelve (12) months during Initial Term (as defined below) or any Renewal Term (as defined below).

(b) The discharge of Employee by Employer for Cause. Employee’s discharge shall be “for Cause” if due to any of the following:

(i) Employee’s dishonesty in connection with his employment with Employer that causes Employer material harm,

(ii) An act of defalcation committed by Employee against Employer that causes Employer material harm, or

(iii) Employee’s continuing refusal to perform reasonable duties assigned to him hereunder that are consistent with Employee’s position (unless such refusal occurs following the occurrence of a Change of Control, as defined herein); provided that Employer may only discharge Employee for Cause pursuant to this subsection (b)(iii) if Employer provides Employee with written notice of such refusal and Employee does not cure such failure within thirty (30) days of his receipt of such written notice.

Disability because of illness or accident or any other physical or mental disability shall not constitute a basis for discharge for Cause.

(c) The (i) discharge of Employee by Employer without Cause (which shall be deemed to have occurred if Employee’s employment hereunder terminates under Section 7 hereof); or (ii) the termination by Employee for Good Reason. As used herein, “Good Reason” means (A) the assignment to Employee of any duties or responsibilities inconsistent with the scope of the duties or responsibilities associated with his title or position or resulting in any adverse change of his title, position, status or circumstances of employment; (B) the taking of any action by Employer which would materially and adversely affect Employee’s participation in, or materially reduce his benefits under, Employer’s benefit plans (including equity benefits) as of the Effective Date, other than actions that apply to all executive officers of the Company generally; (C) a breach by Employer of any of the material terms of this Agreement if Employee provides Employer with written notice of such breach and Employer does not cure such breach within thirty (30) days after its receipt of such written notice, provided that such cure period shall be ten (10) days after its receipt of such written notice in the case of non-payment by Employer of any compensation or benefits due and payable to Employee; or (D) should Employer’s executive offices be relocated to, or if Employer otherwise shall require that Employee work at, a place greater than thirty (30) miles from the Company’s executive offices at the address noted above.

(d) At Employee’s request, during the thirty (30) day period immediately following the first anniversary of the Effective Date, with or without the express prior written consent of Employer.

(e) At Employee’s election upon thirty (30) days notice (or such lesser notice as Employer may accept), without the express prior written consent of Employer.

If not sooner terminated under the provisions of Sections 3(a) through 3(e) above, the Initial Term shall automatically renew for successive additional periods of three (3) years (each a “Renewal Term”); provided, however, the Initial Term and any Renewal Term will not automatically renew if at least ninety (90) days prior to the end of the Initial Term or Renewal Term, as the case may be, a party notifies the other in writing that he or it intends to propose amendments to this Agreement or that such Initial Term or Renewal Term will not renew, in either which case this Agreement will expire at the end of such Initial Term or Renewal Term, as the case may be, unless before that time the Company and Employee enter into a written amendment of this Agreement.

4. Compensation; Stock Option and Stock Award

(a) Subject to the provisions of Section 4(e), Employer will pay to Employee as base compensation for the services to be performed by him hereunder the base compensation specified on Schedule A attached hereto.

(b) Employee may be entitled to additional bonus compensation as may be determined by the Board from time to time, any such determination to be final, binding and conclusive on Employee and all other persons. Without limiting the preceding sentence, Employee shall be eligible to participate in the Company’s FY 2010 Bonus Plan.

(c) In the event Employee’s employment shall terminate under Section 3(c) (discharge without Cause or for Good Reason) or Section 3(d) hereof, Employee shall be paid an amount equal to the Average Annual Compensation payable to Employee under Schedule A for the longer of the remainder of the term of this Agreement or eighteen (18) months, in accordance with the payment schedule set forth on Schedule A, to be paid over the remainder of the term of this Agreement following termination or the eighteen (18) months following termination of this Agreement, as the case may be. For purposes of this Agreement, “Average Annual Compensation” shall mean Employee’s annual base compensation payable to Employee under Schedule A in accordance with the payment schedule set forth on Schedule A, together with his Average Bonus. “Average Bonus” shall mean the average bonus paid to Employee over the last two (2) years in which Employee was eligible to receive a bonus or such lesser number of years in which Employee was eligible to receive a bonus. If the termination occurs before Employee becomes eligible to receive a bonus, then “Average Bonus” shall be deemed to be a pro rata portion of the average bonus paid to the Company’s CEO over the last two (2) years in which he was eligible to receive a bonus, such proration to be based on the differences in their respective base compensation.

(d) As long as Employee is employed hereunder, Employer will provide Employee an automobile allowance as specified on Schedule A attached hereto.

(e) In the event Employee’s employment shall terminate under Section 3(a), 3(b) or 3(e) hereof, all of Employer’s future obligations to Employee hereunder will cease automatically and Employee shall only be entitled to compensation and other benefits accrued through the effective date of termination.

(f) As of the Effective Date, Employee shall be issued stock options to acquire 50,000 shares of the Company’s common stock, $0.10 par value per share, for an exercise price equal to the fair market value of such common stock as of the Effective Date, pursuant to the Company’s 2005 Long-Term Incentive Plan. If Employee receives a promotion on or prior to the first anniversary of the Effective Date, Employee shall be issued stock options to acquire 100,000 shares of the Company’s common stock, $0.10 par value per share, for an exercise price equal to the fair market value of such common stock as of the date of issuance, pursuant to the Company’s 2005 Long-Term Incentive Plan. All such stock options shall vest over four years, in accordance with the Company’s standard vesting policy under the Company’s 2005 Long-Term Incentive Plan.

(g) Except to the extent prohibited by applicable law, upon Employer’s termination of Employee’s employment under this Agreement for any reason, Employee shall be entitled to exercise all vested stock options for a period of twelve (12) months following the effective date of such termination.

(h) As of the Effective Date, Employee shall be issued 10,000 Restricted Shares of the Company’s common stock, $0.10 par value per share, pursuant to the Company’s 2005 Long-Term Incentive Plan. All such Restricted Shares shall vest over five years, in accordance with the Company’s standard vesting policy under the Company’s 2005 Long-Term Incentive Plan.

(i) Schedule A attached hereto may be amended from time to time upon the parties’ revision and re-execution thereof, whereupon the amended Schedule A shall be attached hereto; provided, however, the amended Schedule A shall be effective upon such re-execution, whether or not it is attached hereto.

5. Expenses

Employee shall be entitled to receive reimbursement for, or payment directly by Employer of, all reasonable expenses incurred by Employee in the performance of his duties under this Agreement, provided that Employee accounts therefor in writing and that such expenses are ordinary and necessary business expenses of the Employer within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended.

6. Insurance, Relocation and Other Fringe Benefits

(a) Employer will (i) provide Employee with health insurance, dental insurance, long-term disability insurance, paid vacations and other fringe benefits in the form and in dollar amounts substantially equivalent to the benefits provided to its other executive officers of the Company, and (ii) reimburse Employee up to $2,500 per year (or such greater amount as is reimbursed by the Company to other executive officers of the Company) for the cost of life insurance on his life upon presentation of an appropriate written request therefor.

(b) Without limiting the preceding sentence, Employee will be entitled 27 days paid vacation (adjusted for additional years of service after the Effective Date), to be taken in accordance with Employer’s standard vacation policy, except that vacation days will begin to accrue on the Effective Date without regard to the 90-day waiting period stated in that policy.

(c) From the Effective Date through January 15, 2010, Employer will reimburse Employee $7,300 per month, representing Employee’s current monthly housing obligation plus a Gross Up Amount. Employee must make reasonable efforts to “sub-let” his home, and any amounts received due to his ability to successfully “sub-let” his home with respect to such time period will reduce Employer’s obligations under this subsection (c).

(d) In the event Employee is required to reimburse his current employer for any relocation assistance benefits previously made on his behalf, Employer will reimburse Employee up to a maximum of $120,000, plus a Gross Up Amount, less any tax savings realized by Employee in connection with reimbursement of his current employer for any such relocation assistance benefits.

(e) Employer will pay or reimburse Employee, at Employer’s option, for the standard closing costs on the purchase of a new principal residence in Georgia, up to a cap of $15,000, in accordance with our relocation policy. Employer will pay or reimburse Employee, at Employer’s option, for the shipment of Employee’s household goods and storage in accordance with Employer’s relocation policy, plus a Gross Up Amount. Employer will pay or reimburse Employee, at Employer’s option, for house hunting trips and temporary housing, plus a Gross Up Amount; provided that Employee will be required to provide Employer with appropriate receipts for such expenses, and these expenses will be taxable to Employee. Additionally, in order to reimburse Employee for other incidental moving expenses, Employer will pay to Employee an amount equal to one-twelfth of Employee’s base compensation specified on Schedule A attached hereto, plus a Gross Up Amount.

(f) Employer shall provide Employee with tax preparation assistance with respect to calendar year 2009. In connection therewith, at Employer’s option, Employer shall either make tax preparation services available to Employee at no cost or reimburse Employee for outside tax preparation services arranged by Employee in an amount up to $5,000 per year, plus a Gross Up Amount.

(g) As used in this Agreement, a “Gross Up Amount” with respect to any payment to Employee is an additional amount necessary to compensate Employee for any federal, state and local taxes he may incur by reason of such payment (a “gross up payment”) plus any additional amount necessary to compensate him for any such taxes incurred by him by reason of such gross up payment.

7. Termination of Employment Upon Sale or Change of Control; Severance

(a) Notwithstanding anything to the contrary contained in this Agreement, Employer may terminate Employee’s employment hereunder if any of the following events occur (each such event being referred to as a “Change of Control”):

(i) Sale of Employer’s Assets. The sale of all or substantially all of the Company’s assets to a single purchaser or group of associated purchasers, whether in a single transaction or a series of related transactions.

(ii) Sale of Employer’s Shares. The sale, exchange, or other disposition, in one transaction, or in a series of related transactions, of twenty percent (20%) or more of the Company’s outstanding shares of capital stock.

(iii) Merger or Consolidation. The merger or consolidation of the Company in a transaction or series of transactions in which the Company’s shareholders receive or retain less than fifty percent (50%) of the outstanding voting shares of the new or surviving corporation.

(iv) Other Changes in Control. The occurrence of any change in control of the Company within the meaning of federal securities law.

(b) If, within three (3) months prior to or two (2) years after a Change of Control, Employer terminates Employee’s employment (whether for Cause or without Cause) or Employee terminates his employment for Good Reason, then Employer shall pay Employee (instead of the amount specified in Section 4(c), but together with the amount specified in Section 7(d)) an amount equal to two (2) times Employee’s Average Annual Compensation (as defined below), to be paid in a single payment at the time of termination. In consideration of such payment and his employment hereunder through the date of such termination, Employee agrees to remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

(c) Immediately prior to a Change of Control, (i) the restrictions on any and all outstanding incentive awards granted to Employee (including, without limitation, restricted stock and granted performance shares or units) under any incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, and (ii) any and all stock options and stock appreciation rights issued to Employee shall become immediately exercisable and shall become 100% vested.

(d) If Employer terminates Employee’s employment other than for Cause or if Employee terminates his employment for Good Reason or pursuant to Section 3(d), then Employer shall pay to Employee an outplacement assistance benefit for the purpose of assisting Employee with counseling, travel and other expenses related to finding new employment. Such amount shall be paid in cash in the amount specified on Schedule A attached hereto.

8. Indemnification.

On the Effective Date, the Company and Employee shall enter into the Indemnification Agreement substantially in the form attached as Exhibit A hereto and the Board of Directors of the Company shall have approved the terms and conditions of such Indemnification Agreement.

9. Reimbursement of Legal Fees

Employer shall promptly reimburse Employee for any and all legal fees and expenses incurred by him (up to $10,000) in connection with his negotiation and execution of this Agreement. Additionally, Employer shall promptly reimburse Employee for any and all legal fees and expenses incurred by him as a result of a termination of employment described in Section 7(b), including, without limitation, all fees and expenses incurred to enforce the provisions of this Agreement.

10. Prohibited Practices

During the term of Employee’s employment hereunder, and for a period of two (2) years after such employment is terminated for any reason, in consideration of the compensation being paid to Employee hereunder, Employee shall:

(a) not solicit business from anyone who is or becomes an active or prospective customer of Employer or its affiliates and with whom Employee had material contact, during the three (3) year period immediately prior to Employee’s termination of employment under this Agreement, in connection with Employee’s employment under this Agreement, if the purpose of the solicitation is to induce such active or prospective customer to purchase products from another company that are substantially similar to the Company’s products; and

(b) not solicit for employment or hire any employee of Employer or its affiliates who was an employee of Employer or its affiliates during the three (3) year period immediately prior to Employee’s termination of employment under this Agreement and whom Employee had contact with during and in connection with his employment under this Agreement; provided, that the foregoing will not restrict Employee from (i) engaging in general solicitation efforts, such as, by way of example only, newspaper advertisements, utilizing “headhunters” without direction from Employee to call an employee of Employer or its affiliates or contacting individuals whose resumes are listed on websites or other publicly accessible media, or (ii) hiring any employee of Employer or its affiliates who either responds to any such regular solicitation effort that was not targeted to such individual.

11. Non-Disclosure

(a) Protection of Trade Secrets. Employee acknowledges that during the course of his employment, Employee will have significant access to, and involvement with, the Company’s Trade Secrets and Confidential Information. Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, Employee agrees not to use or disclose any Trade Secrets of the Company during or after his employment. Employee agrees that the provisions of this subsection shall be deemed sufficient to protect Trade Secrets of third parties provided to the Company under an obligation of secrecy. As provided by Georgia statutes, “Trade Secret” shall mean any information (including, without limitation, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) Protection of Other Confidential Information. In addition, Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Information of the Company during his employment and for a period of twelve (12) months following termination of Employee’s employment. “Confidential Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning (without limitation) the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; supplier information and purchase histories; customers or clients; personnel and salary information; and employee lists. Employee agrees that the provisions of this subsection shall be deemed sufficient to protect Confidential Information of third parties provided to the Company under an obligation of secrecy.

(c) Rights to Work Product. Except as expressly provided in this Agreement, the Company alone shall be entitled to all benefits, profits and results arising from or incidental to Employee’s performance of his job duties to the Company. To the greatest extent possible, any work product, property, data, invention, “know-how”, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing his employment responsibilities during Employee’s employment with the Company (collectively, “Work Product”) shall be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by the Company. Employee hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights exclusively in the Company. The Company shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Work Product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives the “moral rights” of authors, as that term is commonly understood throughout the world, including, without limitation, any similar rights or principles of law which Employee may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Employee shall not be entitled to any additional compensation, beyond his salary and other compensation and benefits described in this Agreement, for any exercise by the Company of its rights set forth in the immediately preceding sentence.

(d) Return of Materials. Employee shall surrender to the Company, promptly upon its request and in any event upon termination of Employee’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Employee’s possession or control, including all copies thereof, relating to and owned by the Company, its business, or its customers. Upon the written request of the Company, Employee shall certify in writing compliance with the foregoing requirement.

12. Severability

It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time or to apply to business activities which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and any other provisions (not greater than those contained herein) as shall be valid and as shall be valid and enforceable under such applicable law.

If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Waiver of Provisions

Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver’s contained in a writing signed by the party against whom the waiver or relinquishment is sought to be enforced.

14. Notices

Any notice or other communication to a party required or permitted hereunder shall be in a writing and shall be deemed sufficiently given when received by the party (regardless of the method of delivery), or if sent by registered or certified mail, postage and fees prepaid, addressed to the party as follows, on the third business day after mailing:

(a)	If to Employer:	3130 Gateway Drive
Norcross, GA 30071
Attn: CEO and General Counsel

(b)	If to Employee:	P.O. Box 2241
Rancho Santa Fe, CA 92067

or in each case to such other address as the party may time to time designate in writing to the other party.

15. Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

16. Enforcement.

In the event of any breach or threatened breach by Employee of any covenant contained in Sections 10 or 11 hereof, the resulting injuries to the Company would be difficult or impossible to estimate accurately, even though irreparable injury or damages may certainly result. Accordingly, an award of legal damages, if without other relief, may be inadequate to protect the Company. Employee, therefore, agrees that in the event of any such breach, the Company shall be entitled to seek from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Company have cause to seek such relief, no bond shall be required from the Company, and Employee shall pay all reasonable attorney’s fees and court costs which the Company may incur to the extent the Company prevails in its enforcement action.

17. Entire Agreement; Modification and Amendment

This Agreement contains the sole and entire agreement between the parties and supersedes all prior discussions and agreements between the parties with respect to the matters addressed herein, and any such prior agreement shall, from and after the date hereof, be null and void. This Agreement and the attached Schedules shall not be modified or amended except by an instrument in writing signed by the parties hereto.

18. Parties Benefited

This Agreement shall insure to the benefit of, and be binding upon, Employee, his heirs, executors and administrators, and Employer, its subsidiaries, affiliates, and successors.

The parties hereto have executed and delivered this Agreement on the dates stated below, to become effective on the Effective Date.

IMMUCOR, INC.		EMPLOYEE

By:	/s/ Gioacchino De Chirico	/s/ Geoffrey Crouse
	Gioacchino De Chirico, CEO	Geoffrey Crouse

Date:	July 2, 2009	Date:	July 3, 2009

SCHEDULE A

EMPLOYMENT AGREEMENT BY AND BETWEEN IMMUCOR, INC. AND GEOFFREY CROUSE

Base compensation: $450,000.00 a year payable in 26 installments every two weeks.

Outplacement Assistance Benefit: $30,000.00.

Automobile Allowance: $10,560.00 a year payable in 12 monthly installments.

IMMUCOR, INC.		EMPLOYEE

By:	/s/ Gioacchino De Chirico	/s/ Geoffrey Crouse
	Gioacchino De Chirico, CEO	Geoffrey Crouse

Date:	July 2, 2009	Date:	July 3, 2009

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Exhibit A

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT, made and entered into as of             , 20     (“Agreement”), by and between Immucor, Inc., a Georgia corporation (the “Corporation”), and                     (“Indemnitee”).

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that the ability to attract and retain highly competent persons as directors, officers, or in other capacities is in the best interests of the Corporation’s shareholders and that such persons should be assured that they will have protection in the future; and

WHEREAS, it is reasonable, prudent and necessary for the Corporation to obligate itself contractually to indemnify such persons to the fullest extent permitted by applicable law, so that such persons will serve or continue to serve the Corporation free from undue concern that they will not be adequately indemnified; and

WHEREAS, this Agreement is a supplement to and in furtherance of any rights granted under the Articles of Incorporation of the Corporation or the By-Laws of the Corporation and any resolutions adopted pursuant thereto shall not be deemed to be a substitute therefor nor to diminish or abrogate any rights of Indemnitee thereunder, and

NOW, THEREFORE, in consideration of Indemnitee’s service to the Corporation, the premises and the covenants contained herein, the Corporation and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Corporate Status” means the status of a person who is or was a director, officer, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation.

(b) “Disinterested Director” shall have the meaning given such term by Section 850 of the Georgia Business Corporation Code (the “GBCC”).

(c) “Expenses” means all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(d) “Proceeding” means any threatened or pending claim, action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

Section 2. Indemnification - General. The Corporation shall indemnify, and advance Expenses to, Indemnitee as provided in this Agreement to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit. The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

Section 3. Indemnification for Proceedings. The Corporation shall indemnify the Indemnitee against Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any Proceeding if the Indemnitee is a party to the Proceeding because of his Corporate Status, provided that the Indemnitee conducted himself in good faith, and (a) the Indemnitee reasonably believed: (i) in the case of conduct in his official capacity, that such conduct was in the best interests of the Corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the Corporation; and (b) in the case of any criminal proceeding, the Indemnitee had no reasonable cause to believe such conduct was unlawful. Notwithstanding the foregoing, no indemnification shall be made in connection with any Proceeding with respect to conduct for which he was adjudged liable on the basis that he improperly received personal benefit, whether or not involving action in his professional capacity, or if applicable law prohibits such indemnification.

Section 4. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Section 5. Advancement of Expenses. The Corporation shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding to which he is a party by reason of his Corporate Status, within twenty days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall include a written affirmation of his good faith belief that he has met all relevant standards of conduct set forth in Section 3 shall be accompanied by reasonable evidence of the Expenses incurred by Indemnitee, and shall include or be preceded or accompanied by an undertaking in the form prescribed by Section 853(a)(2) of the GBCC, by or on behalf of Indemnitee, to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.

Section 6. Limitations. Notwithstanding anything to the contrary contained in this Agreement, the Corporation shall have no obligation under this Agreement to make any payment to Indemnitee with respect to Expenses, judgments, penalties, fines and amounts paid in settlement: (a) on account of any claim against Indemnitee for an accounting of profits made from the purchase or sale of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or the similar provisions of any other applicable law; (b) on account of any claim against Indemnitee arising out of the trading of the Corporation stock while possessing material non-public information, whether pursuant to the Insider Trading Sanctions Act of 1984 or otherwise; (c) if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such indemnity is not lawful; (d) in respect to remuneration paid to Indemnitee if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such remuneration was not lawful; (e) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (f) for acts or omissions which involve intentional misconduct or a knowing violation of law; (g) for unlawful distributions as set forth in GBCC Section 14-2-832 (or any successor provision); (h) for any transaction from which he received an improper personal benefit.; or (i) with respect to any Proceeding, or any claim therein, brought or made by Indemnitee against the Corporation.

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Section 7. Non-Exclusivity, Survival of Rights, Insurance, Subrogation.

(a) The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Articles of Incorporation or the By-Laws of the Corporation, any agreement, a vote of shareholders for a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to any Indemnitee with respect to any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.

(b) In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

(c) The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 8. Duration of Agreement; Assignment. This Agreement shall continue until and terminate upon the later of: (a) five years after the date that Indemnitee shall have ceased to serve as a director, officer, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Corporation; or (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder. This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators. Any purported assignment of this Agreement or any of the rights or obligations hereunder by Indemnitee shall be void. In addition to the rights granted to Indemnitee under this Agreement, Indemnitee shall also have the benefit of any indemnification more favorable to a director of the Corporation granted in a contract of indemnification to any current member of the Board of Directors of the Corporation.

Section 9. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) that is not itself invalid, illegal or unenforceable shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 10. Counterparts. This Agreement may be executed in one or more counterparts, including counterparts signed and delivered by fax, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 11. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

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Section 12. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 13. Notification and Defense of Claims.

(a) Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee will, if a claim in respect thereto is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof. The failure so to notify the Corporation will not relieve the Corporation from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Indemnitee so notifies the Corporation: (i) the Corporation will be entitled to participate therein at its own expense; and (ii) except as otherwise provided below, to the extent that it may wish, the Corporation may assume the defense thereof.

(b) After notice from the Corporation to Indemnitee of its election to assume the defense thereof, the Corporation will not be liable to Indemnitee under this Agreement or otherwise for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ counsel of his choosing in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized in writing by the Corporation, (ii) the Corporation and Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of such action, or (iii) the Corporation shall have failed or refused to employ counsel to assume the defense of such action, in each of which cases the reasonable fees and expenses of Indemnitee’s counsel shall be paid by the Corporation.

(c) The Corporation shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending action, suit or proceeding without its prior written consent. The Corporation shall not settle any such action, suit or proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s prior written consent. Neither the Corporation nor Indemnitee will unreasonably withhold his or its consent to any proposed settlement.

Section 14. Securities and Exchange Commission. Indemnitee acknowledges that the Securities and Exchange Commission (“SEC”) has expressed its opinion that indemnification of directors and officers from liabilities under the Securities Act of 1933 (the “Act”) is against public policy and therefore unenforceable. Indemnitee hereby agrees that it will not be a breach of this Agreement for the Corporation to agree with the SEC in connection with the registration for sale of any stock or other securities of the Corporation from time to time that, in the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director or officer of the Corporation in the successful defense of any action, suit or proceeding) is asserted in connection with such stock or other securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. Indemnitee further agrees that such submission to a court of competent jurisdiction shall not be a breach of this Agreement.

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Section 15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (a), if to Indemnitee, to the address designated by Indemnitee for such purpose set forth under his signature, and (b), if to the Corporation, to:

Immucor, Inc.

3130 Gateway Drive

Norcross, GA 30071

or to such other address as may have been furnished to Indemnitee by the Corporation or to the Corporation by Indemnitee, as the case may be.

Section 16. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

Section 17. Approval by Board of Directors. The obligations of the Corporation under this Agreement shall become effective upon the approval of the terms and conditions of this Agreement by the board of directors of the Corporation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

IMMUCOR, INC.		INDEMNITEE:

By:
Gioacchino De Chirico
President and Chief Executive Officer
Address for notice:

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